ADMINISTRATIVE AND FUND ACCOUNTING AGENCY AGREEMENT

   THIS AGREEMENT is made as of August 4, 2004 by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (the "Administrator"), and Pioneer Ibbotson Asset Allocation Series (the "Trust") on behalf of itself and each series thereof listed on Appendix A to this Agreement (each a "Fund" and collectively, the "Funds").

                                   WITNESSETH:

   WHEREAS, the Trust is registered with the United States Securities and Exchange Commission as a management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

   WHEREAS, the Trust on behalf of each Fund desires to retain the Administrator to render certain services to the Funds, and the Administrator is willing to render such services.

   NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1. Appointment of Administrator. The Trust on behalf of each Fund hereby employs and appoints the Administrator to act as its administrative and fund accounting agent on the terms set forth in this Agreement, and the Administrator accepts such appointment.

2. Delivery of Documents. The Trust will:

   2.1 Furnish the Administrator with properly certified or authenticated copies of resolutions of the Trust's Board of Trustees (the "Board of Trustees") authorizing the appointment of the Administrator as administrative and fund accounting agent of the Funds and approving this Agreement.

   2.2 Provide the Administrator with any other documents or resolutions (including but not limited to directions or resolutions of the Trust's Board of Trustees) which relate to or affect the Administrator's performance of its duties hereunder or which the Administrator may at any time reasonably request.

   2.3 Notify the Administrator promptly of any matter affecting the performance by the Administrator of its services under this Agreement.

   2.4 Each of the foregoing obligations set forth in Sections 2.1 through 2.3 shall be the continuing obligations of the Fund.

3. Duties as Administrator. Subject to the supervision and direction of the Board of Trustees, the Administrator will perform the administrative services as set forth on Appendix B hereto. In performing its duties and obligations hereunder, the Administrator will act in accordance with the Fund's Articles of Incorporation or Declaration of Trust, By-laws and Prospectus and Proper Instructions. It is agreed and understood, however, that except as provided in Appendix B hereto with respect to Compliance Monitoring, the Administrator shall not be responsible for the Fund's compliance with any applicable documents, laws or regulations, or for losses, costs or expenses arising out of the Fund's failure to comply with said documents, laws or regulations or the Fund's failure or inability to correct any non-compliance therewith.

4. Duties as Fund Accounting Agent. Subject to the supervision and direction of the Board of Trustees, the Administrator will perform the following fund accounting services:

   4.1 Compute and determine the net asset value per share of each Fund on each day on which the Fund is traded as of the close of business on the New York Stock Exchange , unless otherwise directed by Proper Instruction and such other times as the Fund's Board of Directors or Trustees from time to time may reasonably request. Such computation and determination shall be made in accordance with the provisions of the Fund's Valuation Procedures, as they may from time to time be amended and delivered to the Administrator. Without limiting the forgoing, any shares of a registered investment company held by the Fund for which Pioneer Investment Management, Inc. serves as investment adviser shall be valued at the net asset value per share for shares of the applicable class as reported to the Administrator by Pioneer Investment Management, Inc. ("Pioneer") or the person responsible for reporting such net asset value as designated by Pioneer.

   4.2 Create, maintain and retain such records relating to its obligations under this Agreement as are required under the 1940 Act (including Section 31 thereof and Rules 31a-1 and 31a-2 thereunder).

   4.3 Provide Pioneer and each Fund's sub-investment adviser (each an "Adviser") with written reports which the Adviser will use to verify that portfolio transactions have been recorded in accordance with a Fund's instructions and reconcile with the Fund's trading records on each day that the Administrator shall compute the net asset value per share of the Fund.

   Notwithstanding anything in this Agreement to the contrary, the Administrator shall not be responsible for any liability arising out of the failure of a Fund or its Adviser to provide the Administrator with Proper Instructions regarding liabilities which ought to be included in the calculation of the Fund's net asset value and as to which the Administrator would not otherwise be aware.

5. Expenses and Compensation. For the services to be rendered and the facilities to be furnished by the

Administrator as provided for in this Agreement, each Fund, severally and not jointly, shall pay the Administrator for its services rendered to such Fund pursuant to this Agreement a fee based on such fee schedule as may from time to time be agreed upon in writing by the Fund and the Administrator. In addition to such fee, the Administrator shall bill each Fund separately for any reasonable out-of-pocket disbursements of the Administrator based on an out-of-pocket schedule as may from time to time be agreed upon in writing by the Trust and the Administrator. The foregoing fees and disbursements shall be billed to the applicable Fund by the Administrator and shall be paid promptly by wire transfer or other appropriate means to the Administrator.

6. Standard of Care. The Administrator shall exercise reasonable care and diligence in carrying out the provisions of this Agreement, provided that the Administrator shall not thereby be required to take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction. The Trust on behalf of each Fund shall review the services performed by the Administrator under this Agreement periodically, and shall promptly notify the Administrator of any improper performance, discrepancy or error that comes to the attention of an officer of the Trust.

7. Limitation of Liability. The Administrator shall incur no liability for losses, costs or expenses resulting from the failure of a Fund and/or its agent(s) to provide, in a timely fashion, all information necessary for the calculation of the Fund's net asset value other than information otherwise in the Administrator's possession. The Administrator shall also incur no liability with respect to any telecommunications, equipment or power failures, or any failures to perform or delays in performance by postal or courier services or third-party information providers (including without limitation those listed on Appendix C), beyond the Administrator's reasonable control. In the event of equipment failures beyond the Administrator's reasonable control, the Administrator shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. The Administrator shall maintain reasonably effective business continuity and disaster recovery plans. Furthermore, the Administrator shall also incur no liability under this Agreement if the Administrator or any agent or entity utilized by the Administrator shall be prevented, forbidden or delayed from performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed, by reason of causes or events beyond its reasonable control, including but not limited to:

   7.1 any Sovereign Event. A "Sovereign Event" shall mean any nationalization; expropriation; devaluation; revaluation; confiscation; seizure; cancellation; destruction; strike; act of war, terrorism, insurrection or revolution; or any other act or event beyond the Administrator's reasonable control;

   7.2 any provision of any present or future law, regulation or order of the United States or any state thereof, or of any foreign country or political subdivision thereof, or of any securities depository or clearing agency; and

   7.3 any provision of any order or judgment of any court of competent jurisdiction. Provided that in each case the Administrator promptly informs the Trust of such event and its inability to perform its obligations.

   Notwithstanding any other provision of this Agreement, the Administrator shall not be held accountable or liable for any losses, damages or expenses the Fund or any shareholder or former shareholder of the Fund or any other person may suffer or incur arising from acts, omissions, errors or delays of the Administrator in the performance of its obligations and duties hereunder, including without limitation any error of judgment or mistake of law, except a damage, loss or expense resulting from the Administrator's willful malfeasance, bad faith or negligence in the performance of such obligations and duties. The parties hereto acknowledge, however, that the Administrator's causing an error or delay in the determination of net asset value may, but does not in and of itself, constitute negligence or reckless or willful misconduct. The Administrator shall in no event be required to take any action, which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

   The Administrator's liability for any such negligence or reckless or willful misconduct which results in an error in determination of such net asset value shall be limited exclusively to the direct, out-of-pocket loss the Fund shall actually incur, measured by the difference between the actual and the erroneously computed net asset value, and any expenses the Fund shall incur in connection with correcting the records of the Fund affected by such error (including (i) any loss to the Fund resulting from a payment to redeeming shareholders of shares at an overstated net asset value to the extent such overpayment is not recouped or otherwise collected from such shareholders by the Fund, and (ii) charges made by the Fund's registrar and transfer agent for making such corrections) or communicating with shareholders or former shareholders of the Fund affected by such error. In no event and under no circumstances shall the Administrator or a Fund be held liable to the other party for consequential or indirect damages, loss of profits, damage to reputation or business or any other special damages arising under or by reason of any provision of this Agreement or for any act or omission hereunder.

   Without limiting the foregoing, the Administrator shall not be held accountable or liable to a Fund, any shareholder or former shareholder thereof or any other person for any delays or losses, damages or expenses any of them may suffer or incur resulting from (i) the Administrator's failure to receive timely and suitable notification concerning quotations or corporate actions relating to or affecting portfolio securities of the Fund or (ii) any errors in the computation of the net asset value based upon or arising out of quotations or information as to corporate actions if received by the Administrator, in the case of (i) and (ii), (a) from a source which the Administrator was authorized to rely upon (including those sources listed on Appendix C),

(b) from a source which in the Administrator's reasonable judgment was as reliable a source for such quotations or information as such authorized sources, or (c) relevant information known to the Fund or the Adviser which would impact the calculation of net asset value but which is not communicated by the Fund or the Adviser to the Administrator.

   In the event of any error or delay in the determination of such net asset value for which the Administrator may be liable, the Funds and the Administrator will consult and make good faith efforts to reach agreement on what actions should be taken in order to mitigate any loss suffered by the Fund or its present or former shareholders, in order that the Administrator's exposure to liability shall be reduced to the extent possible after taking into account all relevant factors and alternatives. It is understood that in attempting to reach agreement on the actions to be taken or the amount of the loss which should appropriately be borne by the Administrator, the Fund and the Administrator will consider such relevant factors as the amount of the loss involved, the Fund's desire to avoid loss of shareholder goodwill, the fact that other persons or entities could have been reasonably expected to have detected the error sooner than the time it was actually discovered, the appropriateness of limiting or eliminating the benefit which shareholders or former shareholders might have obtained by reason of the error, and the possibility that other parties providing services to the Fund might be induced to absorb a portion of the loss incurred. The Fund hereby agrees to indemnify the Administrator against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any act, omission, error or delay or any claim, demand, action or suit, in connection with or arising out of performance of its obligations and duties under this Agreement, not resulting from the willful malfeasance, bad faith or negligence of the Administrator in the performance of such obligations and duties.

8. Reliance by the Administrator on Proper Instructions and Opinions of Counsel and Opinions of Certified Public Accountants. The Administrator shall not be liable for, and shall be indemnified by the Fund against any and all losses, costs, damages or expenses arising from or as a result of, any action taken or omitted in reliance upon Proper Instructions or upon any other written notice, request, direction, instruction, certificate or other instrument believed by it to be genuine and signed or authorized by the proper party or parties.

   Proper Instructions shall include a written request, direction, instruction or certification signed or initialed on behalf of the Fund by one or more persons as the Board of Trustees shall have from time to time authorized. Those persons authorized to give Proper Instructions may be identified by the Board of Trustees by name, title or position and will include at least one officer empowered by the Board to name other individuals who are authorized to give Proper Instructions on behalf of the Fund.

   Telephonic or other oral instructions or instructions given by telefax transmission may be given by any one of the above persons and will also be considered Proper Instructions if the Administrator believes them to have been given by a person authorized to give such instructions with respect to the transaction involved.

   With respect to telefax transmissions, the Trust on behalf of each Fund hereby acknowledges that (i) receipt of legible instructions cannot be assured,
(ii) the Administrator cannot verify that authorized signatures on telefax instructions are original, and (iii) the Administrator shall not be responsible for losses or expenses incurred through actions taken in reliance on such telefax instructions. The Fund agrees that such telefax instructions shall be conclusive evidence of the Fund's Proper Instruction to the Administrator to act or to omit to act.

   Proper Instructions given orally will be confirmed by written instructions in the manner set forth above, including by telefax, but the lack of such confirmation shall in no way affect any action taken by the Administrator in reliance upon such oral instructions. The Trust on behalf of each Fund authorizes the Administrator to tape record any and all telephonic or other oral instructions given to the Administrator by or on behalf of the Fund (including any of its officers, directors, trustees, employees or agents or any investment manager or adviser or person or entity with similar responsibilities which is authorized to give Proper Instructions on behalf of the Fund to the Administrator). The Trust on behalf of each Fund agrees to solicit valid written or other consent from any of its employees to the extent such consent is required by applicable law.

   The Administrator may consult with the Fund's counsel in any case where so doing appears to the Administrator to be necessary or desirable. The Administrator shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting reasonably upon the advice of the Fund's counsel.

   The Administrator may consult with a certified public accountant or the Fund's Treasurer in any case where so doing appears to the Administrator to be necessary or desirable. The Administrator shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting reasonably upon the advice of such certified public accountant or of the Fund's Treasurer.

9. Termination of Agreement. This Agreement shall continue in full force and effect until either party terminates this Agreement as to the Trust as a whole or as to any Fund by written notice effective no sooner than seventy-five (75) calendar days following the date that notice to such effect shall be delivered to the other party at its address set forth herein. Notwithstanding the foregoing provisions, either party may terminate this Agreement as to the Trust as a whole or as to any Fund at any time upon thirty (30) calendar days' written notice to the other party in the event that the either party is adjudged bankrupt or insolvent, or there shall be commenced against such party a case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect. In the event a termination notice is given by a party hereto, all expenses associated with the movement of records and materials and the conversion thereof shall be paid by the Fund for which services shall cease to be performed hereunder. The Accounting Agent shall be responsible for completing all actions in progress when such termination notice is given unless otherwise agreed.

   This Section 9 shall survive any termination of this Agreement, whether for cause or not for cause.

10. Amendment of this Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof. No provision of this Agreement may be amended or terminated except by a statement in writing signed by the party against which enforcement of the amendment or termination is sought.

   In connection with the operation of this Agreement, the Trust and the Administrator may agree in writing from time to time on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

   In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

   The section headings and the use of defined terms in the singular or plural tenses in this Agreement are for the convenience of the parties and in no way alter, amend, limit or restrict the contractual obligations of the parties set forth in this Agreement.

11. Governing Law. This Agreement shall be governed by and construed according to the laws of the Commonwealth of Massachusetts without giving effect to conflicts of laws principles.

12. Notices. Notices and other writings delivered or mailed postage prepaid to the Fund addressed to the Fund at 60 State Street. Boston, MA 02109, Attention:
President, with a copy to Dorothy E. Bourassa, Secretary, or to such other address as the Fund may have designated to the Administrator in writing, or to the Administrator at 40 Water Street, Boston, MA 02109, Attention: Manager, Fund Administration Department, or to such other address as the Administrator may have designated to the Fund in writing, shall be deemed to have been properly delivered or given hereunder to the respective addressee.

13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Fund and the

Administrator and their respective successors and assigns, provided that no party hereto may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other party.

14. Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument. This Agreement shall become effective when one or more counterparts have been signed and delivered by each of the parties.

15. Exclusivity. The services furnished by the Administrator hereunder are not to be deemed exclusive, and the Administrator shall be free to furnish similar services to others.

16. Authorization. The Trust hereby represents and warrants that the Board of Trustees has authorized the execution and delivery of this Agreement and that an authorized officer of the Fund has signed this Agreement.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above. The undersigned acknowledges that (I/we) have received a copy of this document .

BROWN BROTHERS HARRIMAN & CO.             Pioneer Ibbotson Asset
                                          Allocation Series on behalf of
                                          Itself and each series thereof


By     /s/ James R. Kent                  By: /s/ Osbert Hood
       ---------------------------            --------------------------------
Name:  James R. Kent                      Name:  Osbert Hood
Title: Managing Director                  Title: Executive Vice President
Date:  June 3, 2005                       Date:  June 14, 2005

                                   APPENDIX A
                                       TO
               ADMINISTRATIVE AND FUND ACCOUNTING AGENCY AGREEMENT

                           Dated as of August 4, 2004

The following is a list of Investment Companies for which the Administrator shall serve under a Administrative and Accounting Agency Agreement dated as of August 5, 2004: each series of Pioneer Ibbotson Asset Allocation Series

                                  APPENDIX B TO
               ADMINISTRATIVE AND FUND ACCOUNTING AGENCY AGREEMENT

Financial Administration Services

COMPLIANCE MONITORING SERVICES:
o Perform administrative compliance monitoring of the Funds with respect to the investment restrictions and policies as set forth in the Funds' current prospectus and statement of additional information provided to the Administrator by the Fund and in the 1940 Act and applicable IRS rules and regulations, using certain manual and automated applications such as the Charles River Development "ComplianceMaster" Automated Compliance System ("CRD"), a system provided to the Administrator by an unaffiliated third party vendor. Changes to such objectives, policies and restrictions will be monitored as agreed in writing between the parties. The Administrator shall only perform post net asset value compliance monitoring.

o Each Fund shall remain ultimately responsible for ensuring compliance with its investment restrictions and policies and that assistance provided by the Administration in monitoring investment restrictions and policies shall not be deemed to be a delegation of this responsibility to the Administrator.

o In the event that the Administrator detects a possible non-compliance with the investment restrictions and policies applicable to the Fund, it shall promptly notify the Fund's Chief Compliance Officer thereof. In the event that the Fund or any officers, employee or agent of the Fund detects a possible non-compliance with the investment restrictions and policies applicable to the Fund, it shall promptly notify the Administrator.

TREASURER'S SUPPORT SERVICES:
o  Provide an Assistant Treasurer to the Fund upon request by the Fund.

o Accumulate information for and, subject to approval by the Funds' Treasurer, prepare reports to the Funds' shareholders of record as set forth in Rule 30e-1 under the 1940 Act and reports on Form N-CSR as required by Rule 30d-1 under the 1940 Act, and file such reports with the U.S. Securities and Exchange Commission ("SEC").

o  Prepare and file the Rule 24f-2 Notice and Form N-SAR with the SEC.

o Prepare and file Form N-Q reports as required by Rules 30b1-5 under the 1940 Act.

o Prepare and file Form N-PX reports as required by Rule 30b1-4 under the 1940 Act.

o Consult with the Funds' Treasurer on financial matters relating to the Funds including without limitation dividend distributions, expense pro formas, expense accruals and other matters, including payment of expenses, as shall from time to time be agreed upon by the parties.

o Assist the Fund's Treasurer in the preparation of quarterly reporting to the Fund's Board of Directors or Trustees as required by applicable rules under the 1940 Act and in reporting to external databases such information as may reasonably be requested and as agreed between the Administrator and the Funds from time to time.

TAX SERVICES:
o Assist the Fund's Treasurer with the Fund's federal, state and applicable local tax preparation and reporting, including the following:

   o  preparation of fiscal and excise tax distribution calculations;
   o preparation and filing of federal, state and any local income tax returns, including tax return extension requests;
   o  preparation of shareholder year end reporting statements;
   o provide the appropriate amounts and characterization of distributions declared during the calendar year for Forms 1099 reporting;
   o periodically review and determine distributions to be paid to shareholders;
   o consult with the Fund's Treasurer regarding potential passive foreign investment companies; and
   o consult with the Fund's Treasurer on various tax issues as they arise and with the Fund's outside auditors when appropriate.

CORPORATE SECRETARIAL, REGULATORY AND CONSULTATIVE SERVICES:

o  Monitor good standing of the Fund in its state of organization as required.

o  Provide Assistant Secretary for the Fund upon request by the Fund.

o  Maintain corporate calendars for regulatory matters and Board approvals.

o Prepare quarterly Board and Audit Committee meeting materials, including scripts, agendas, resolutions, memoranda, minutes.

o Attend quarterly Board and Audit Committee meetings; take minutes of the meetings; make presentations as required; follow up on matters raised at the meetings.

o Coordinate and monitor shareholder vote solicitation and tabulation with the Fund's transfer agent upon request.

o Prepare supplements and stickers to registration statements and file the same with the SEC.

o Review and comment on shareholder communications, including shareholder reports, reports, advertising and sales literature upon request.

o  Assist in filing advertising and sales literature with the SEC upon request.

o Prepare and file annual shareholder meeting materials, if applicable, including scripts, agendas, resolutions, proxy statements, notices and other solicitation materials.

o Coordinate and monitor shareholder vote solicitation and tabulation with the Fund's transfer agent, upon request.

o  Attend shareholder meetings, if applicable, and take minutes.

o Prepare and file Fund's initial registration statement and/or annual updates to the Fund's registration statement with the SEC.

o Maintain and communicate awareness of regulatory proposals and changes to Fund management.

o  Act as liaison with internal counsel, Fund counsel, and Fund auditors.


Assist the Fund's officers and the Fund's investment advisers in such other matters as the Funds and the Administrator shall from time to time agree.